Exhibit 10.1

WATERFALL MASTER SERVICE AND SOFTWARE LICENSE AGREEMENT

This Master Service and Software License Agreement is entered into, effective as of the later date of signature below (the “Effective Date”), by Waterfall International Inc., a Delaware corporation with a principal address at 25 Division Street, Suite 205, San Francisco, California 94103 U.S.A. (“Waterfall”), and Archer USA Inc., a Delaware corporation with a principal address at 2025 1st Ave, Suite 320, Seattle, WA 98121 (“Company”). Waterfall and Company may be referred to herein individually as a “Party” and collectively as the “Parties.” This Master Service Agreement, collectively with (a) all Order Forms agreed by the Parties online or in writing and (b) any other materials specifically incorporated by reference herein, is referred to herein as the “Agreement.”

BACKGROUND

Waterfall and Company have entered into an Asset Purchase Agreement dated [__________], 2014 (the “Purchase Agreement”) pursuant to which Company has sold to Waterfall, and Waterfall has acquired all right, title, and interest in, certain assets for Company’s mobile marketing technology and service provider business, as further described in the Purchase Agreement (the “Marketing Services Business”). Included among the assets sold to Waterfall pursuant to the Purchase Agreement was the intellectual property generally described as the “mFinity Platform” (sometimes referred to as mBlade), an SMS messaging platform, consisting of user interfaces, a messaging engine and APIs. Company wishes to acquire a license to use the mFinity Platform Software (defined in Exhibit A) to provide certain mobile messaging solutions and support services to its Healthcare Customers and Partners (defined in Exhibit A) of Company’s Healthcare Business (defined in Exhibit A).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to these terms and conditions through their undersigned authorized representatives:

1.	SUMMARY

In connection with Company’s Healthcare Business, the Parties enter into this Agreement (including its exhibits) to specify the terms on which Waterfall licenses to Company (i) use of the Waterfall Service for Company’s Healthcare Business, and (ii) use of a duplicate copy of the mFinity Platform Software that will be delivered and hosted in accordance with the terms set forth in Exhibit B to this Agreement.

2.	DEFINITIONS

Capitalized terms in this Agreement have the meaning stated in Exhibit A or elsewhere in this Agreement.

3.	Waterfall Service

Waterfall will make the Service available to Company in accordance with this Agreement and the relevant Order Forms during the applicable License Term. Company agrees that Company’s purchases under this Agreement are not contingent on the delivery of any future results, functionality or features, and are not dependent on any oral, written or implied representations, statements or commitments made by or for Waterfall (for example, regarding any future results, functionality or features). Please see www.waterfall.com for additional information regarding the Waterfall Service, e.g., pricing tiers and feature differences.

4.	Term & Termination

4.1 Term. The Term of this Agreement commences on the Effective Date. The Initial Term will be twelve (12) months. Upon expiration of the Initial Term, this Agreement will automatically renew for successive renewal terms equal in duration to the Initial Term (or one year, if the Initial Term is greater than one year) at Waterfall's then-current rates for its Service, unless either party provides notice to the other party of its intent not to renew the Agreement at least thirty (30) days prior to the end of the then-current term. The Initial Term is referred to herein collectively with all such renewal terms as the “Term.”

4.2	Termination.

Waterfall, in its sole discretion, may suspend Company’s account and use of the Service, and/or terminate this Agreement immediately if Company fails to comply with this Agreement (or an Order Form) in any material respect. Company may terminate this Agreement (and all Order Forms hereunder) if Waterfall fails to perform its obligations under this Agreement (or an Order Form) in any material respect, and Waterfall fails to cure such breach within sixty (60) days after receipt of reasonably detailed written notice of such breach from Company.

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4.3 Effect of Termination. In the event of any termination or expiration of this Agreement, those parts of this Agreement which by their nature and all relevant circumstances reasonably should survive will survive (including, without limitation, the definitions, this Effect of Termination provision, the Fees and Payment provisions, the Ownership provisions, the License Restrictions provisions, the Disclaimer of Warranties provisions, the Indemnification provisions, the Limitation of Liability provisions, the Confidentiality provisions, the Assignment provisions, and the General Terms). For the avoidance of doubt, the license granted in paragraph D of Exhibit B, will survive any expiration or termination of this Agreement, except in the case of termination of this Agreement by Waterfall for Company’s uncured material breach of such license, including any related restrictions on use of the Company-Version of the mFinity Platform. If Waterfall terminates this Agreement for convenience (i.e., without cause), and Company sends a written request to Waterfall before the termination effective date, Waterfall will make available to Company a file of Company’s End User Data and Company Data within thirty (30) days after the termination effective date.

Subject to the preceding sentence, Company agrees and acknowledges that Waterfall has no obligation to retain or provide any End User Data or Company Data, and may delete such End User Data or Company Data, at any time (a) if Company violates this Agreement (including, but not limited to, any failure to pay outstanding fees), or (b) after the termination effective date.

5.	Fees & Payment

5.1 Fees. Company will pay all fees or charges to Company’s account in accordance with Company’s applicable Order Form(s). These include, but are not limited to, monthly service fees, messaging fees, voice call fees, short code fees, account fees, keyword fees, transaction fees, technical support fees and client services fees. Waterfall reserves the right to modify its fees and charges, and to introduce new charges, at any time upon at least 30 days prior notice to Company, which notice may be provided by email. Company also agrees to pay (or reimburse Waterfall if Waterfall is required to pay directly) for any and all fees in connection with the registration, provisioning, certification and use of Company’s short code(s) including but not limited to content distribution fees, message transaction fees, and any surcharges, fines or penalties imposed by a wireless carrier or Authorized Distributor. All payment obligations are non-cancelable and all amounts paid are non-refundable. Company is responsible for paying for all services Company orders for the entire License Term, whether or not such services are actually used, irrespective of whether a purchase order is issued.

Your authorized License Administrator may order additional Service licenses and features by executing an additional written Order Form or using the Online Order Center. Such additions are subject to the following: (i) the license for such additions will be coterminous with the preexisting License Term (either Initial Term or renewal term); (ii) the fees and charges for such additions will be Waterfall’s then-current, generally applicable fees and charges; and (iii) additions in the middle of a billing month will be charged for a pro-rata portion of that billing month.

All pricing terms are Waterfall’s confidential information and Company agrees to treat them in accordance with the confidentiality provisions below.

5.2 Payment. Waterfall charges and collects in advance for use of its Service. Waterfall will automatically issue an invoice to Company each month, quarter or year as applicable, in accordance with the terms of Company’s Order Form(s), or as otherwise mutually agreed. Fees for other services will be charged on an as-quoted basis. Payments must be made monthly, quarterly or annually in advance, per the terms mutually agreed in an Order Form or through the Online Order Center. Waterfall's fees are exclusive of all taxes, levies, or duties imposed by taxing authorities, and Company will be responsible for payment of all such taxes, levies, or duties, excluding only United States (federal or state) taxes based solely on Waterfall's income. Company agrees to provide Waterfall with complete and accurate billing and contact information. This information includes Company’s legal company name, street address, email address, and name and telephone number of an authorized billing contact and License Administrator. Company will update this information within 30 days of any change to it. If the contact information Company has provided is false or fraudulent, Waterfall reserves the right to terminate Company’s access to the Service, in addition to any other legal remedies. Unless Waterfall in its discretion determines otherwise, Company will be billed in U.S. dollars and subject to U.S. payment terms and pricing schemes. If Company believe Company’s bill is incorrect, Company must contact Waterfall in writing within 30 days of the relevant invoice date to be eligible to receive an adjustment or credit.

5.3 Consequences of Non-Payment. In addition to any other rights Waterfall may have, Waterfall reserves the right to suspend or terminate this Agreement and Company’s access to the Service if Company’s account becomes delinquent (falls into arrears). Delinquent invoices (accounts in arrears) are subject to a service fee of one and one-half percent (1.5%) per month, or the maximum penalty permitted by law (whichever is less), on any outstanding balance, plus all expenses of collection. Waterfall will continue to charge Company for the Service during any period of suspension. If Company or Waterfall terminates this Agreement in accordance with Section 4.2, Company will be obligated to pay the balance due on Company’s account computed in accordance with the Fees and Payment section of this Agreement. Company agrees Waterfall may bill Company for such unpaid fees. Waterfall reserves the right to impose a reconnection fee if Company is suspended and thereafter requests access to the Service.

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6.	Acceptable Use of the Service

6.1 General. Waterfall may determine, in its reasonable discretion, whether Company is violating the Acceptable Use policies set forth in this Section 6. Using the Service in an abusive manner or any other manner that diminishes or interferes with anyone else’s use or enjoyment of the Service is prohibited. Company also may not use the Service for any illegal activities or purposes, intentionally or unintentionally. Company is responsible for all activity occurring under Company’s User accounts, and Company agrees to abide by all applicable local, state, national and foreign laws, treaties and regulations in connection with Company’s use of the Service. Company must: (i) notify Waterfall immediately of any unauthorized use of any password or account or any other known or suspected breach of security; (ii) report to Waterfall immediately and use reasonable efforts to stop immediately any inappropriate copying or distribution of Content that is known or suspected by Company or Company’s Users; and (iii) not impersonate another Website user or provide false identity information to gain access to or use any of the Service or Content.

6.2 Short Codes, Use of Keywords, Provisioning / Carrier Certification. Certain tiers of the Service allow Company to use Waterfall’s shared short code(s), in Waterfall’s discretion. Use of the Service with a shared short code requires a unique keyword per campaign. Company agrees not to reserve keywords and attempt to sell such keywords to a third party, except with Waterfall's prior written consent. Any such behavior will be grounds for immediate termination of this Agreement and Company’s account. Further, Waterfall will have the right, at any time, to reclaim keywords that Company has reserved but is not actively using. Company also must not reserve or use any keywords that are a trademark, service mark or corporate name of another company (whether registered or recognized under applicable common law). The Service allows Company to use Company’s own short code. Waterfall can lease a short code on Company’s behalf, or Company can lease Company’s own short code at www.usshortcodes.com. Company is responsible for reimbursing Waterfall fully and promptly for any payments made to reserve Company’s own short code(s). Waterfall will help Company get Company’s short code(s) provisioned by the wireless carriers, and Waterfall will help Company obtain all required certifications and authorizations. Waterfall will use commercially reasonable efforts to provision Company’s short code(s) but cannot guarantee if or when Company’s short codes(s) will be provisioned or certified by the wireless carriers. Company may not use any phone number or short code provided by Waterfall to route SMS messages over any other provider's network. All SMS messages sent and received for a phone number or short code provided by Waterfall must be sent and received exclusively via Waterfall’s Service.

6.3 Prohibited Conduct. The following are some other examples of conduct using the Service that are prohibited (this list is not exhaustive):

•	Harming any minors;
•	Engaging in any fraudulent conduct in connection with Company’s account (including, without limitation, circumventing any classified advertising or other phone identification systems);
•	Misleading anyone regarding the origin or sender of any phone call or message sent using Company’s account (e.g., by creating a false or misleading identity, phone number or email address);
•	Using the Service in a way not expressly authorized by Waterfall or that subjects Waterfall or any third parties to any threat or liability;
•	Participating in any activity prohibited by the U.S. Federal Communications Commission, or otherwise violating any U.S. or foreign laws regarding transmission of software, other technology or data;
•	Transmitting material that contains any viruses, trojan horses, worms or other malicious or harmful code;
•	Transmitting any material that violates any intellectual property rights (e.g., copyright, trademark or rights of publicity) of any third parties;
•	Using any of the Waterfall Marks in a manner not expressly permitted by this Agreement;
•	Engaging in any activities or transmitting any content that is libelous or defamatory, or that is otherwise illegally discriminatory, malicious, threatening, harassing, obscene, vulgar, harmful or invasive of anyone’s privacy;
•	Launching or facilitating (whether intentionally or unintentionally) a denial of service attack on any of the Service, or otherwise negatively affecting the availability or stability of the Service or of any networks connected to the Service;
•	Reverse engineering or probing any component of the Service, seeking vulnerabilities or attempting to circumvent any access controls, security measures or filtering;
•	Participating in or facilitating any harassing or unwanted messages, phone calls, mobile push notifications, voicemail or faxes;
•	Conducting any unsolicited advertising or marketing activities (for example, any activities that violate anti-spamming laws and regulations like the CAN SPAM Act of 2003, the Telephone Consumer Protection Act and the Do-Not-Call Implementation Act);
•	Violating any applicable carrier or wireless industry guidelines or best practices (e.g., those regarding data privacy or transmission of technical or personal data), the CTIA and Mobile Marketing Association's Code of Conduct for Mobile Marketing, or the U.S. Consumer Best Practice Guidelines located at www.ctia.org and www.mmaglobal.com;
•	Using SMS or mobile push notifications in a manner inconsistent with the person-to-person nature of mobile communications;
•	Collecting or storing any personal information about third parties (e.g., email addresses or phone numbers) without their express consent or in violation of any other provisions in the “Acceptable Use of The Service” portion of this Agreement;

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•	Using the Service in any manner that violates any applicable third-party requirements or policies communicated by Waterfall; and
•	Offering to any users any services that permit a user to connect with emergency services personnel (e.g., 911 or E911).

7.	Ownership, Licenses & Data

7.1 Ownership. Waterfall alone (and its licensors, where applicable) own all right, title and interest (including all related Intellectual Property Rights) in and to the Waterfall Technology, mFinity Platform Software, the Waterfall Content and the Service, as well as any suggestions, ideas, enhancement requests, feedback, recommendations or other information provided by Company or any other party relating to the Waterfall Technology or Service (collectively, “Feedback”). If Company chooses to provide any Feedback to Waterfall, Waterfall will own all right, title, and interest in and to it, even if Company has designated it as confidential, and Waterfall will have the right to use such Feedback without restriction. Similarly, any other information or content Company post or provide to Waterfall through comments, forums, emails or other communications (collectively, "Communications") will be deemed the property of Waterfall. Company hereby irrevocably assigns all right, title and interest in and to the Feedback and Communications to Waterfall, and agrees to provide Waterfall any assistance Waterfall may require to perfect and maintain our rights in the Feedback and Communications. This Agreement is not a sale and do not convey to Company any rights of ownership in or related to the Service, the Waterfall Technology, the mFinity Platform Software, or any Intellectual Property Rights owned by Waterfall. Unless otherwise noted, the graphic images, text and other material on the Waterfall website are the exclusive property of Waterfall and are Copyright © Waterfall International Inc. All rights reserved. The Waterfall and Waterfall Mobile names and logo, and the product and service names and logos associated with the Service are trademarks or registered trademarks of Waterfall in the United States and foreign countries; Company has no right or license to use any of them without Waterfall’s express prior authorization. All uses of the Waterfall trademarks, and all goodwill associated therewith, will inure to the benefit of Waterfall. Other company, product, and service names mentioned on the Waterfall website or in the course of providing the Service may be trademarks and/or service marks of others. Company must not remove, obscure, or alter any notice of any trademark, service mark or other intellectual property or proprietary right appearing on the Waterfall website or contained within the Service.

7.2 License Grants and Restrictions.

a.	License Grant for Service. Subject to the terms and conditions of this Agreement (including the applicable Order Form(s)), Waterfall hereby grants to Company a limited, non-exclusive, non-transferable, worldwide, revocable right and license (without right to sublicense) to access and use the Service during the Term of this Agreement. All rights relating to the Service that are not expressly granted to Company in this Agreement are expressly reserved by Waterfall. Certain aspects of the Service offer integration capabilities via one or more Waterfall application programming interfaces (“API”). The Waterfall API enables others, including application developers and website operators, to retrieve data from Waterfall Service or provide data to Waterfall Service. Access to the Waterfall API requires a separate developer account and API key, which may be available from Waterfall in Waterfall’s sole discretion. The number of API calls Company can make per account may be limited as more fully described in Waterfall’s developer portal located at http://apidocs.waterfall.com/.
b.	License Grant for mFinity Platform Software: The license grant for the mFInity Platform Software is set forth in Exhibit B to this Agreement.
c.	License Restrictions for Services. Company may not access or use any of the Service if Company is currently, or is actively considering becoming a competitor of Waterfall in the Marketing Services Business, except with Waterfall's prior written consent. In addition, Company may not access any of the Service for purposes of monitoring its availability, performance or functionality, or for any other benchmarking or purposes competitive with Waterfall. Company must not: (i) license, sublicense, sell, resell, transfer, assign, distribute or otherwise commercially exploit or make available to any third party any of the Service or the Content in any way, except with Waterfall's prior written consent; (ii) modify or make derivative works based upon any of the Service or the Content or otherwise remove, decompile, disassemble or reverse engineer any Waterfall website software or use any network monitoring or discovery software to determine the Waterfall website architecture; (iii) create Internet "links" to any of the Service or "frame" or "mirror" any Content on any other server or wireless or Internet-based device or otherwise make any portion of the Waterfall website available through any timesharing system, service bureau, the Internet or any other technology now existing or developed in the future; or (iv) reverse engineer or use any of the Service to (a) build a competitive product or service, (b) build a product or service using similar ideas, features, functions or graphics of any of the Service, (c) copy, print, republish, display, distribute, transmit, sell, rent, lease, loan or otherwise make available in any form or by any means all or any portion of the Waterfall website, including ideas, features, functions or graphics, or any Waterfall Content and Materials retrieved therefrom, (d) use the Waterfall website or any materials obtained from the Waterfall website to develop, or as a component of, any information, storage and retrieval system, database, information base, or similar resource (in any media now existing or hereafter developed), that is offered for commercial distribution of any kind, including through sale, license, lease, rental, subscription, or any other commercial distribution mechanism, (e) create any compilations or derivative works of any Content or Materials from the Waterfall website, (f) copy or resell any marketing, training or other materials such as slides, advice, guidance, or frameworks provided by Waterfall, or (g) remove, change or obscure any copyright, trademark or other proprietary notice, or any Terms of Service governing the Waterfall website. Company must use the Service only for legitimate business purposes, and Company must not engage in any of the other prohibited conduct identified in this Agreement.

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d.	License Restrictions for mFinity Platform License: The license restrictions applicable to the mFInity Platform License are set forth in Exhibit B to this Agreement.

7.3 Data. As between Waterfall and Company, Company will own all End User Data and other Company Data. However, Waterfall also collects aggregate data that is not personally-identifiable, including, without limitation, end user usage and behavioral data as they relate to the Service (the "Aggregate Data") Company acknowledges and agrees that Waterfall will be the sole and exclusive owner of such Aggregate Data. Company, not Waterfall, has sole responsibility for ensuring the accuracy, quality, integrity, legality, security, reliability, appropriateness, and intellectual property ownership or right to use all End User Data and other Company Data. Waterfall will not be responsible or liable for the deletion, correction, destruction, damage, loss or failure to store any Company Data. Notwithstanding the above, Waterfall may remove any Company Data from the Service that violates any guidelines or policies set forth by (i) a wireless carrier, (ii) the Mobile Marketing Association, (iii) the CTIA, (iv) mobile device manufacturers, (v) any Authorized Distributor, or (vi) Waterfall.

8.	SUPPORT & OTHER PROFESSIONAL SERVICES

8.1 Standard Support. Unless Waterfall and Company have entered into a separate written agreement for technical support services for the Service, Waterfall will provide only the following basic support to Company (limited to the Term):

a.	access to any bug fixes and updates that Waterfall makes commercially available to its other licensees;
b.	Company may report issues and questions related to the Service, and receive notification of the availability of any bug fixes and updates that Waterfall makes commercially available to its other licensees; and
c.	acknowledgment of issues and questions reported in writing by Company to Waterfall.

8.2 Additional Support. If Company enters into a separate written agreement with Waterfall for additional technical support services for the Service, then Waterfall will provide such support in return for timely payment of the applicable fees in accordance with that separate agreement.

8.3 Professional Services. Subject to the terms and conditions of this Agreement, Waterfall may provide to Company other professional services in accordance with the applicable Order Form(s) mutually agreed by the Parties. Company will reimburse Waterfall’s reasonable travel and incidental expenses (e.g., airfare, lodging, meals, taxis, rental cars, parking and WiFi access) incurred in connection with providing such services, if any.

9.	Privacy and Publicity

Waterfall's privacy policy is located at http://www.waterfall.com/legal and is hereby incorporated into this Agreement by reference. Waterfall reserves the right to modify our privacy policy from time to time. Company may be asked whether or not Company wishes to receive marketing and other non-critical communications relating to the Service from time to time. Company may opt-out of receiving such communications at that time, or at any subsequent time, by clicking a link at the bottom of any email. Note that because the Service is hosted and online, Waterfall occasionally may need to notify all users (whether or not they have opted-out as described above) of important announcements regarding the Service. Company also agrees Waterfall may use Company’s name and logo solely to list Company as a customer in our marketing and promotional materials (e.g., on the Waterfall website).

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10.	Third-Party Applications & Interactions

While using the Service, Company may enter into correspondence with, purchase goods and/or services from, or participate in promotions of, advertisers, sponsors or other third parties showing their goods and/or services through the Service. Any such activity, and any terms, conditions, warranties or representations associated with such activity, are solely between Company and the relevant third parties. Waterfall does not endorse, recommend or sponsor any products, services or websites that are promoted by users or other third parties through the Service. Company also acknowledges and agrees that Waterfall may offer integration of certain Third-Party Applications with the Service, and certain third-party providers of ancillary or related software, hardware or services may require Company’s agreement to additional or different license or other terms prior to Company’s use of or access to such software, hardware or services. If Company installs or enables any Third-Party Applications for use with the Service, Company acknowledge that (a) Waterfall may allow providers of those Third-Party Applications to access Company Data as required for the interoperation of such Third-Party Applications with the Service, and (b) Waterfall will not be responsible for any disclosure, modification, use or deletion of Company Data resulting from any such access by Third-Party Application providers. Features of the Service that interoperate with such Third-Party Applications (e.g., Facebook, Twitter, Apple, etc.) depend on the continuing availability of such Third-Party Application APIs for use with the Service. Waterfall does not guarantee any aspect of a Third-Party Application, including, without limitation, the availability, security or reliability of third-party APIs or data exchanges. If any Third-Party Application provider ceases to make their APIs available, or modifies the way in which their APIs work, Waterfall may cease providing the corresponding Service feature(s) without entitling Company to any refund, credit, or other compensation from Waterfall.

WATERFALL AND ITS LICENSORS HAVE NO LIABILITY, OBLIGATION OR RESPONSIBILITY FOR ANY CORRESPONDENCE, PURCHASE OR PROMOTION BETWEEN COMPANY AND ANY THIRD PARTIES. IN NO EVENT WILL WATERFALL OR ITS LICENSORS BE RESPONSIBLE FOR, OR HAVE ANY LIABILITY IN CONNECTION WITH ANY THIRD PARTY CONTENT, PRODUCTS, SERVICES OR OTHER MATERIALS PROVIDED OR OBTAINED THROUGH ANY THIRD PARTY IN THE COURSE OF USING THE SERVICE.

11.	Limited Representations & Warranties

Each Party represents and warrants that it has the legal power and authority to enter into this Agreement. Company further represents and warrants that Company will not falsely identify itself or provide any false information in the course of gaining access to or using any of the Service.

12.	Disclaimer of Warranties

EXCEPT AS EXPRESSLY STATED IN THE PRECEDING SECTION OF THIS AGREEMENT:

12.1	THE SERVICE, THE WATERFALL TECHNOLOGY, MFINITY PLATFORM SOFTWARE, CONTENT AND ANY THIRD-PARTY APPLICATION ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS; WATERFALL AND ITS OWNERS, EMPLOYEES, AGENTS, AFFILIATES AND LICENSORS MAKE NO REPRESENTATION, WARRANTY OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, PERFORMANCE, SUITABILITY, RESULTS, TRUTH, AVAILABILITY, ACCURACY OR COMPLETENESS OF THE SERVICE, THE MFINITY PLATFORM SOFTWARE, THE WATERFALL TECHNOLOGY, OR ANY CONTENT OR THIRD-PARTY APPLICATION;

12.2	WITHOUT LIMITING THE PRECEDING SENTENCE, WATERFALL AND ITS OWNERS, EMPLOYEES, AGENTS, AFFILIATES AND LICENSORS DO NOT REPRESENT OR WARRANT THAT (i) THE USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM OR DATA, (ii) THE SERVICE WILL MEET COMPANY’S REQUIREMENTS OR EXPECTATIONS, (iii) ANY STORED DATA WILL BE ACCURATE OR RELIABLE, (iv) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY COMPANY THROUGH THE SERVICE WILL MEET COMPANY’S REQUIREMENTS OR EXPECTATIONS, (v) ERRORS OR DEFECTS WILL BE CORRECTED, OR (vi) THE SERVICE OR THE SERVER(S) THAT MAKE THE SERVICE AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS; AND

12.3	ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS), ARE HEREBY DISCLAIMED. THE SERVICE MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS, INCLUDING THOSE UNDER THE CONTROL OF WIRELESS CARRIERS, WATERFALL'S AUTHORIZED DISTRIBUTORS AND THIRD-PARTY APPLICATION PROVIDERS. WATERFALL IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

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THE SERVICE DOES NOT, AND IS NOT INTENDED TO, SUPPORT OR CARRY EMERGENCY CALLS TO POLICE, FIRE, AMBULANCE OR ANY EMERGENCY SERVICES (FOR EXAMPLE 911 OR E911). ACCORDINGLY, WATERFALL AND ITS OWNERS, EMPLOYEES, AGENTS, AFFILIATES AND LICENSORS EXPRESSLY DISCLAIM ANY WARRANTIES OR LIABILITY (AND COMPANY HEREBY WAIVES ANY AND ALL SUCH CLAIMS OR CAUSES OF ACTION) ARISING FROM OR RELATING TO COMPANY’S INABILITY TO USE THE SERVICE TO CONTACT ANY EMERGENCY SERVICES.

13.	Indemnification

Company will defend, indemnify and hold harmless Waterfall, its affiliates and their respective parent organizations, subsidiaries, affiliates, officers, directors, shareholders, employees, attorneys, representatives and agents from and against any and all claims, causes of action, costs, damages, losses, liabilities and expenses (including, without limitation, attorneys' fees, costs and expenses) arising out of or relating to any third party claim based on:

a.	a breach of this Agreement by Company or a Company User;
b.	infringement of any third party Intellectual Property Right by any Company Content;
c.	Company’s use of End User Data or other Company Data.

With respect to any such third party claims, Waterfall will: (i) give Company written notice of the claim promptly; (ii) give Company sole control of the defense and settlement of the claim (provided that Company may not, without Waterfall’s prior written consent, settle any claim unless Waterfall is unconditionally released of all liability and such settlement does not adversely affect Waterfall's interests); and (iii) give Company reasonable information, cooperation and assistance in connection with the claim, at Company’s expense.

14.	Limitation of Liability

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT TO COMPANY’S LIABILITY UNDER SECTION 5 (FEES & PAYMENT), SECTION 6.3 (PROHIBITED CONDUCT), SECTION 7.2(b) (LICENSE RESTRICTIONS), AND SECTION 13 (INDEMNIFICATION):

A.	IN NO EVENT WILL EITHER PARTY OR THEIR RESPECTIVE OWNERS, EMPLOYEES, AGENTS, AFFILIATES, REPRESENTATIVES OR LICENSORS BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO (i) THE SERVICE OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, FOR ANY LOSS OF DATA, REVENUE, PROFITS, USE, GOODWILL OR OTHER ECONOMIC ADVANTAGE, OR BASED ON ANY CONTENT OBTAINED FROM OR THROUGH THE SERVICE, OR DUE TO ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION IN THE SERVICE), (ii) THE USE OF ANY INFORMATION OR SOFTWARE PROVIDED ON THE WATERFALL WEBSITE, OR (iii) ANY FAILURE BY WATERFALL TO PROVIDE ANY SUCH INFORMATION OR SOFTWARE;
B.	IN NO EVENT WILL THE TOTAL, AGGREGATE LIABILITY OF EITHER PARTY AND THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND SUPPLIERS FOR ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE SERVICE OR THIS AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY COMPANY TO WATERFALL IN THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO SUCH CLAIM(S); AND
C.	IF COMPANY HAS ANY DISPUTE WITH ANY THIRD PARTIES RELATING TO COMPANY’S USE OF THE WATERFALL WEBSITE, SERVICES OR CONTENT, OR COMPANY IS DAMAGED AS A RESULT OF ANY THIRD PARTY IN CONNECTION THEREWITH, (i) COMPANY HEREBY RELEASES WATERFALL AND ITS AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND SUPPLIERS FROM, AND (ii) COMPANY COVENANTS NOT TO SUE, OR INSTITUTE ANY LEGAL OR REGULATORY PROCEEDINGS AGAINST, OR ASSERT ANY CLAIM OR DEMAND AGAINST, WATERFALL OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR SUPPLIERS FOR ANY CLAIMS, ACTIONS, DEMANDS OR DAMAGES (WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL), OF WHATEVER KIND OR NATURE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHETHER FORESEEABLE OR NOT, DISCLOSED OR UNDISCLOSED, RELATING TO ANY SUCH DISPUTE BETWEEN COMPANY AND ANY THIRD PARTIES.

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THE LIMITATIONS OF LIABILITY IN THIS SECTION 14 APPLY TO ALL LIABILITY AND CLAIMS, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, WARRANTY OR ANY OTHER LEGAL THEORY, AND REGARDLESS OF ANY ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY. THESE LIMITATIONS OF LIABILITY ARE A FUNDAMENTAL BASIS OF THE BARGAIN REFLECTED IN THESE TERMS AND THE PRICING OF THE SERVICE, AND BOTH PARTIES UNDERSTAND AND AGREE WATERFALL WOULD NOT PROVIDE THE SERVICE TO COMPANY WITHOUT THESE LIMITATIONS OF LIABILITY.

15.	Confidentiality

The Parties presumably may disclose Confidential Information in connection with the Waterfall Service and the Parties’ relationship under this Agreement. Accordingly, the Receiving Party will take commercially reasonable steps to avoid unauthorized disclosure or dissemination of the Disclosing Party’s Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. All Confidential Information will remain the exclusive property of the Disclosing Party.

The Receiving Party will disclose the Disclosing Party’s Confidential Information only to its employees and contractors who (i) have a legitimate business need to know such Confidential Information for purposes of performing under this Agreement (and only while they have that need), and (ii) are bound by confidentiality agreements with the Receiving Party at least as protective of the Disclosing Party’s Confidential Information as this section of this Agreement (their respective “Personnel”). The Receiving Party will ensure its Personnel comply with this section of this Agreement, will promptly notify the Disclosing Party of any breach, and will be fully responsible for any breach by the Receiving Party’s Personnel.

The above obligations under this Section 15 will apply for two (2) years from the date the relevant Confidential Information is first disclosed to the Receiving Party. Additionally, the Parties each acknowledge and agree that the receipt of Confidential Information in connection with their relationship under this Agreement will not create any obligation in any way limiting or restricting the assignment of employees or contractors. Furthermore, nothing contained in this Agreement will be construed as preventing any employees or contractors of either Party from using any “residuals” of the Confidential Information (i.e., information in non-tangible form that is retained in the unaided memories of employees or contractors who had access to the Confidential Information).

Notwithstanding the foregoing, if any court or other governmental entity with competent jurisdiction requires the Receiving Party to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party may comply with its legal obligations after giving the Disclosing Party prompt, reasonably detailed written notice regarding such required disclosure (including a copy of the relevant order or other legal process) to allow the Disclosing Party to seek a protective order or other appropriate remedy. The Receiving Party will disclose only such information as it reasonably deems is legally required, and will cooperate reasonably with the Disclosing Party to obtain confidential treatment for any of the Disclosing Party’s Confidential Information that is so disclosed. Similarly, the Receiving Party may disclose the Disclosing Party’s Confidential Information on a "need-to-know" basis to its legal counsel, accountants, banks and other financing sources and advisors under commercially reasonable confidentiality agreements.

Upon termination or expiration of this Agreement, or at the request of the Disclosing Party, the Receiving Party will promptly return all tangible material embodying the Disclosing Party’s Confidential Information, and will destroy (or, in the case of electronic embodiments, permanently erase) all other tangible material containing or reflecting such Confidential Information (in any form, including, without limitation, all summaries, copies and excerpts) in its possession or under its control, whether prepared by the Disclosing Party, the Receiving Party, or their respective advisors or otherwise, and will not retain any copies, extracts or other reproductions in whole or in part of such materials.

For the avoidance of doubt, the Parties acknowledge and agree that the Receiving Party may develop products, services, concepts, systems or techniques that are similar to or compete with the products, services, concepts, systems or techniques contemplated by or embodied in the Disclosing Party's Confidential Information, provided that the Receiving Party (a) can document that such development occurred independently without any use of the Disclosing Party’s Confidential Information, (b) does not violate any of its obligations under this Agreement, and (c) does not reverse engineer any of the Disclosing Party's Confidential Information.

16.	Export Control and Local Laws

This site provides services, and uses software and technology, that may be subject to United States export controls administered by the U.S. Department of Commerce, the United States Department of Treasury Office of Foreign Assets Control, and other U.S. agencies, as well as the export control regulations of other countries. As a user of this site, Company must not use the Waterfall website or the Service in, or permit the Waterfall website, any Service, any Content, or any underlying information, software or technology, to be transferred, exported, re-exported or otherwise provided to, any countries regarding which the United States, Switzerland or the European Union maintains an embargo (collectively, "Embargoed Countries"). Company also must not transfer, export, re-export or otherwise provide the Waterfall website, any of the Service, any Content, or any underlying information, software or technology, to (a) any nationals or residents of any Embargoed Countries, or (b) any person or entity on the U.S. Department of Treasury's List of Specially Designated Nationals or the U.S. Department of Commerce's Table of Denial Orders (collectively, "Designated Nationals"). The lists of Embargoed Countries and Designated Nationals are subject to change without notice, so Company should check those lists frequently to ensure Company comply.

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Company represents and warrants that Company and its officers, directors and owners are not, and are not under the control of a Designated National, and are not located in, under the control of, or a national or resident of any Embargoed Country. Company agrees to comply strictly with all U.S., Swiss and European Union export laws, and Company assumes sole responsibility for obtaining any licenses required to export or re-export.

The Waterfall website also may use encryption technology that is subject to licensing requirements under the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774 and Council Regulation (EC) No. 1334/2000. Waterfall makes no representation that the Waterfall website, the Service or any Content is appropriate or available for use in other locations. If Company use the Waterfall website, Service or Content from outside the United States of America, Switzerland and the European Union, Company is solely responsible for complying with all applicable laws, including, without limitation, export and import regulations of other countries. Any diversion or export of Content or End User Data contrary to the laws of United States, Switzerland or European Union (including European Union Member States) is strictly prohibited. Finally, Company is not permitted to use the Waterfall website, the Service, any Content, or any information acquired through the use of the Waterfall website, the Service or any Content, for any nuclear activities, chemical or biological weapons, or missile projects, unless specifically authorized by the United States government or an authorized European governmental body for such purposes.

17.	U.S. Government Contract Provisions

This Agreement governs Company’s license to use the Waterfall website, Service and Content. No government procurement regulation or contract clauses or provisions will be considered a part of any transaction between the Parties under this Agreement unless its inclusion is required by statute, or mutually agreed upon in writing by the Parties in connection with a specific transaction. The technical data and computer software covered by this license are “Commercial Items,” as that term is defined by the FAR 2.101 (48 C.F.R. 2.101), and are “commercial computer software” and “commercial computer software documentation” as specified under FAR 12.212 (48 C.F.R. 12.212) or DFARS 227.7202 (48 C.F.R. 227.7202), as applicable. The Waterfall website, the Service and Content are provided to end users for use by and on behalf of the U.S. Government, with only those rights as are granted to all other end users under the terms and conditions in this Agreement. Use for or on behalf of the U.S. Government is permitted only if the individual using the Waterfall website, the Service or Content is properly authorized by an appropriate U.S. Government official. This paragraph of this Agreement is in lieu of, and supersedes, any other FAR, DFARS, or other provision that addresses government rights in computer software or documentation covered by this Agreement. All copyright licenses granted to the U.S. Government are coextensive with the technical data and computer software licenses granted in this Agreement. The U.S. Government will only have the right to reproduce, distribute, perform, display, and prepare derivative works as needed to implement those rights.

18.	Notices

Waterfall may provide notices to Company relating to the Service by posting a general notice on the Waterfall website, or by sending email to the email address Company provided in Company’s account information on the Waterfall website, or by written communication sent by first class mail or pre-paid post to the mailing address Company provided in Company’s account information on the Waterfall website. Such notice will be deemed given forty-eight (48) hours after mailing or posting (if sent by first class mail or pre-paid post) or twelve (12) hours after sending (if sent by email). Company may give notice to Waterfall (such notice will be deemed given when received by Waterfall) at any time by any of the following: letter delivered by nationally recognized overnight delivery service or first class postage prepaid mail to the attention of Waterfall’s Chief Financial Officer at the following address: Waterfall International Inc., 25 Division Street, Suite 205, San Francisco, CA 94103.

19.	Assignment

This Agreement may not be assigned or otherwise transferred by Company, including, without limitation, by operation of law in connection with a merger or acquisition, without the prior written approval of Waterfall. Any purported assignment in violation of this section will be void. Waterfall may, however, assign or transfer its rights and obligations under this Agreement, without Company’s consent, to (i) a parent or subsidiary of Waterfall, (ii) an acquirer of Waterfall assets, or (iii) Waterfall’s successor by merger. This Agreement will be binding upon, and inure to the benefit of, the Parties’ respective successors and permitted assigns.

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20.	General Terms

20.1	This Agreement is and will be governed exclusively by California law and controlling United States federal law, without regard to the choice or conflicts of law provisions of any jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods, and of the Uniform Computer Information Transactions Act (UCITA) will not apply to the Parties’ relationship or this Agreement in any manner whatsoever.
20.2	Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement, the Waterfall website, the Service or the Content will be subject to the exclusive jurisdiction of the state and federal courts located in San Francisco, California. The Parties irrevocably submit to the jurisdiction of those courts and waive any objection they may have to such jurisdiction and venue.
20.3	In the event of any litigation arising out of or relating to the Waterfall website, any aspect of the Service, any Content or this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses (including, without limitation, expert witness fees and costs on appeal).
20.4	Except for payment obligations, neither Party will be liable under this Agreement by reason of any failure or delay in the performance of its obligations under this Agreement on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such Party.
20.5	The Parties are independent contractors. No joint venture, partnership, employment, franchise or agency relationship exists between Waterfall and Company as a result of this Agreement or use of any Service or Content, and neither Party may suggest otherwise.
20.6	If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid or unenforceable, then such provisions will be severed and construed, as nearly as possible, to reflect the Parties’ intentions, with all other provisions remaining in full force and effect.
20.7	The failure of either Party to enforce any right or provision in this Agreement will not constitute a waiver of such right or provision, unless acknowledged and agreed in writing.
20.8	Any ambiguity in this Agreement will not be construed against Waterfall due to Waterfall’s role in drafting it. Company specifically acknowledges that Company has had a reasonable opportunity to consult Company’s own attorney regarding this Agreement, and to negotiate it with Waterfall.
20.9	In the event of any conflict between this Agreement and any Order Forms, the Order Forms will take precedence and prevail.
20.10	The Agreement may be signed in duplicate originals, or in separate counterparts, which are effective as if the Parties signed a single original. A facsimile, scanned, pdf or other electronic version of an original signature transmitted to the other Party is effective as though the original were sent to the other Party.
20.11	This Agreement may only be modified upon mutual written agreement by both Parties.
20.12	This Agreement, together with any mutually agreed Order Form and the related terms referenced in this Agreement, comprise the entire agreement between Waterfall and Company, and supersedes all prior or contemporaneous negotiations, representations, discussions, communications or agreements, whether written or oral, between the Parties regarding the subject matter addressed in this Agreement. No text or information set forth on any purchase order, preprinted form or document (other than an Order Form approved in writing by Waterfall, if applicable) can add to or vary any terms or conditions of this Agreement.

ACCEPTED AND AGREED BY THE PARTIES’ DULY AUTHORIZED REPRESENTATIVES AS OF THE EFFECTIVE DATE:

WATERFALL:

By:

Name:

Title:

Date:

COMPANY:

By:

Name:

Title:

Date:

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EXHIBIT A

(DEFINITIONS)

This is Exhibit A to the Waterfall Master Service and Software License Agreement between Waterfall and Company (the “Agreement”), forms part of the Agreement, and is subject to the terms and conditions of the Agreement. Any capitalized terms not defined in this Exhibit A have the meaning indicated elsewhere in the Agreement (including its exhibits).

The following definitions apply to the Agreement:

1.	"Authorized Distributors" means the wireless carriers, wireless message aggregators, telephone companies and other third-party distributors that Waterfall has contracted with or uses in connection with providing the Service.
2.	“Confidential Information” means information and tangible materials disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with the Parties’ relationship under this Agreement that is marked “Confidential” (or a similar marking) with respect to tangible materials, or, if disclosed orally, is identified as confidential at the time of disclosure or in a subsequent written communication received within five (5) business days after disclosure. The Waterfall Technology also constitutes Confidential Information of Waterfall. For purposes of this Agreement, “Confidential Information” will not, however, include information or materials the Receiving Party can prove through verifiable, objective evidence:
(a)	became part of the public domain without breach of this Agreement;
(b)	was known to the Receiving Party prior to its receipt from the Disclosing Party;
(c)	was rightfully received from a third party that did not acquire or disclose such information or materials by a wrongful or tortious act or in breach of any confidentiality obligation to the Disclosing Party; or
(d)	was developed independently by or for the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party.
3.	"Company Data" means any data, information, materials or multimedia content relating to Company and its personnel that Company provide or submit to the Waterfall Service in the course of using the Service.
4.	"Content" means the text, audio and visual elements, URL links, documents, software, products, services or other information contained in, linked to, or attached to messages sent out by Company through the Waterfall Website or Service, or on Company’s behalf by Waterfall.
5.	“Documentation” shall mean any manuals, user guides, specifications, technical documentation or other documentation.
6.	"End User Data" means any information that is collected by the Service from individual users interacting with a Waterfall marketing or CRM campaign (e.g., mobile telephone number, wireless carrier, email address).
7.	“Healthcare Business” means the Company’s provision of services and solutions directly to entities in the healthcare industry (collectively, as further defined I Section 8 below, “Healthcare Customers and Partners”) using the Company-Version mFinity Platform solely for the following purposes: (i) Patient Engagement: Communications between healthcare providers and patients, caregivers and related parties; (ii) Medication Engagement: Communications regarding medication, including medication adherence and compliance and educational communications; (iii) Member Engagement: Communications between health insurers and their actual and potential members; and (iv) Employee Engagement: Communications between employers and employees regarding business matters, including but not limited to HR communications, such as employee benefits plans, wellness programs, and other employee education communications. Without limiting the generality of the foregoing, Healthcare Business specifically excludes marketing communications for non-provider supplied healthcare products including, for example, drug promotion campaigns and insurer member acquisition campaigns.

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8.	“Healthcare Customers and Partners” means the entities identified in Schedule 4.11(c) to the Purchase Agreement. Following the Effective Date of this Agreement, from time to time Company may wish to sign up additional entities as Healthcare Customers and Partners. So long as this Agreement is in effect, Company agrees to provide Waterfall with ten (10) days advance written notice prior to onboarding such new entities.
9.	"Initial Term" means the term of the Parties’ Agreement, beginning on the contract start date and ending on the contract end date, specified on the applicable Order Form.
10.	"Intellectual Property Rights" means unpatented inventions, patent applications, patents, design rights, copyrights, trademarks, service marks, trade names, domain name rights, mask work rights, know-how and other trade secret rights, and all other intellectual property rights, derivatives thereof, and forms of protection of a similar nature anywhere in the world.
11.	"License Administrator(s)" means those Users designated by Company who are authorized to add, delete or modify Company’s Service Order using the Online Order Center, or by executing written Order Forms, and to create User accounts and otherwise administer Company’s use of the Service.
12.	"License Term(s)" means the period(s) during which Company is licensed to use the Service under the Order Form(s).
13.	"mFinity Platform Software" means the IP stack and Source Code identified on Exhibit B to this Agreement and any related Documentation.
14.	"Online Order Center" means Waterfall's online application that allows Company to, among other things, sign-up for the Service or add additional Waterfall products/services in the future.
15.	"Order Form(s)" means the initial form (submitted online or in hard copy written form) evidencing Company’s initial subscription for the Service, and any subsequent forms (submitted online or in written form) for subsequent subscription periods, specifying, e.g., the type of services contracted for, the applicable fees, the billing period, and other charges agreed to by the Parties. Each Order Form is incorporated by reference into, and is a part of, this Agreement.
16.	"Service" means the specific edition of Waterfall's hosted customer relationship management (CRM) platform and any associated services provided to Company under this Agreement, including, without limitation, the Waterfall Technology, the Content, the Waterfall API, and any other ancillary online or offline products and services provided to Company by Waterfall under this Agreement. The Service components Company is entitled to use are specified on the applicable Order Form. The Service is developed, operated, and maintained by Waterfall, and is accessible via the Waterfall website, the Waterfall API, the Waterfall mobile application, widgets and/or another designated website or IP address.
17.	"Third-Party Applications" means online, Web-based applications and offline software products that are provided by third parties that interoperate with the Service via the Waterfall API.
18.	"User(s)" means Company’s employees, representatives, consultants, contractors or agents who are authorized to use the Service and have been supplied Waterfall user identifications (including API credentials) and passwords by Company (or by Waterfall at Company’s request).
19.	"Waterfall Technology" means Waterfall's proprietary technology (including software, hardware, products, processes, algorithms, user interfaces, API, know-how, techniques, designs and other tangible or intangible technical material or information) made available to Company by Waterfall in providing the Service.

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EXHIBIT B

mFinity Platform License

A.	Delivery to Hosting Service

Within ten (10) days of the Closing Date of the Purchase Agreement, Waterfall agrees to create an additional instance of the source code and object code for the mFinity Platform Software described in Section G below, and, if requested by Company, deliver to a hosting service that the Parties mutually agree upon (“Company-Version of mFinity Platform Software”).

B.	Fees for Hosting and Servicing Company-Version of mFinity Platform Software

Company agrees to pay any hosting, maintenance or servicing fees that the Parties mutually agree upon in connection with the Company-Version of the mFinity Platform Software.

C.	No Maintenance or Support Services Provided by Waterfall

The Parties agree that, unless otherwise agreed by the Parties in writing, Waterfall will not provide to Company any maintenance or support services for the Company-Version of the mFinity Platform Software.

D.	License

Subject to the terms of this Agreement, Waterfall hereby grants to Company a perpetual royalty-free, worldwide, and non-sublicensable (except to Healthcare Customers and Partners) license and right to use the Company-Version of the mFinity Platform Software solely to the extent required by Company or its permitted assigns to make available the features and functions of the Company-Version of the mFinity Platform Software as a “software-as-a-service” offering in connection with the Healthcare Business. “Use” means, for purposes of the license granted in this Exhibit B, the right to (a) use, copy, execute, display, enhance, modify, update, maintain (directly) and/or adapt the Company-Version of the mFinity Platform Software, (b) create new versions or derivative work of the Company-Version of the mFinity Platform Software, and (c) combine the Company-Version of the mFinity Platform Software with other programs and/or materials.

E.	Other Licenses; Assignment

Except as set forth in this mFinity Platform License, no license (express or implied) under any Intellectual Property Rights of Waterfall is granted to Company. No ownership of the mFinity Platform Software or any Proprietary Rights therein is granted, assigned or otherwise transferred to Company by implication or estoppel. This mFinity Platform License may be sold or assigned to a third party for use in the Healthcare Business; provided, that, without Waterfall’s prior written consent, Company will not to sell, assign, sublicense or otherwise transfer the Company-Version of the mFinity Platform Software or the license granted hereunder to any party whose products or activities compete in whole or in part with the Marketing Services Business.

F.	Custom Work for Healthcare Business.

At Company’s option, Company may obtain Waterfall’s services to maintain, customize, modify and/or enhance the Company-Version of the mFinity Platform Software to develop programs, software and materials related to the Healthcare Business, and/or to provide such other services as the Parties mutually agree upon (“Custom Services”). If applicable, Custom Services shall be specified in a separate amendment to this Agreement.

G.	Interpretation.

In the case of any conflict between this Exhibit B (mFininty Platform License) and the remainder of this Agreement, the provisions of this Exhibit B shall control.

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H.	Description of mFinity Platform Software

IP Stack
mFinity
Platform (UI)
Gateway (Messaging)
Guinness (SMS)
Carlsberg (Content)
API Framework (XML/REST/Http)
Servicekit/Wes (Coupon Engine)
SMS Analytics
ANS (push Engine)
HCM/CD/AlertMe (Vertical UI Apps)
Mobi Site Analytics
Context Engine

Source Code (References are to Folders)
SVN Projects
Path	Name

/svn/mars/trunk	platform
saturn
guinness
carlsberg
analytics
harp
heineken
iimporter
iproxy
ishortener
wes

/svn/3rdparty	Libraries
/svn/tools	Libraries for automation

GIT Projects
Path	Name

/git/repositories/vertical.apps	alertme.git
apns_client.git

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smsa.git
smsa_api.git
cd.git
/git/repositories/vertical.apps/ans	ans-feedback-monitor.git
ans-feedback-processor.git
ans-gateway.git
ans-reporting.git
ans-scheduler.git
ans-unregisterer.git
ans-web.git

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